Exhibit 4.3


            Independent Certified Public Accountants' Consent

     We have issued our report dated January 29, 1998 on the statements of condition and related bond portfolios of Insured Municipals Income Trust, 228th Insured Multi-Series (California IM-IT, Ohio IM-IT and Pennsylvania IM-IT Trusts) as of January 29, 1998 contained in the Registration Statement on Form S-6 and Prospectus. We consent to the use of our report in the Registration Statement and Prospectus and to the use of our name as it appears under the caption "Trust Administration-Independent Certified Public Accountants" in Part II of the Prospectus.



                                    Grant Thornton LLP

Chicago, Illinois
January 29, 1998